                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                             REVOLVING CREDIT NOTE

$14,000,000                                                     October 16, 1997

         FOR VALUE RECEIVED, the undersigned, Horizon Health Corporation, formerly known as Horizon Mental Health Management, Inc. ("Parent"), a Delaware corporation, Horizon Mental Health Management, Inc. ("Management"), a Texas corporation, and Mental Health Outcomes, Inc. ("Outcomes"), a Delaware corporation (Parent, Management and Outcomes are hereinafter individually and collectively referred to as the "Maker"), hereby unconditionally promise to pay to the order of TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("Payee"), at its office at 2200 Ross Avenue, Dallas, Texas 75201, the principal sum of FOURTEEN MILLION AND NO/100 DOLLARS ($14,000,000.00), or so much thereof as may be advanced and outstanding hereunder, in lawful money of the United States of America, together with interest from the date hereof until maturity at the rates per annum provided below.

         1. Definitions. For purposes of this Note, unless the context otherwise requires, the following terms shall have the definitions assigned to such terms as follows:

         "Amortized Payment Amount" is defined in PARAGRAPH 2 hereto.

         "Applicable LIBOR Margin" means the following per annum percentages, applicable in the following situations:

                                                                     Applicable
                                                                    LIBOR Margin
                                                                    ------------
         (a) Debt Coverage Ratio is less than 1.0 to 1.0                0.75%

         (b) Debt  Coverage Ratio is greater than or equal to 1.0
                 to 1.0 and less than or equal to 1.50 to 1.0           1.00%

         (c) Debt Coverage Ratio is greater than 1.50 to 1.0
                                                                        1.25%

         "Business Day" means any day other than a Saturday, Sunday or other day on which Payee is authorized to be closed under the laws of the United States and the State of Texas.

         "Consequential Loss" means, with respect to Maker's payment, or conversion to a different Interest Option, of all or any portion of the then-outstanding principal amount of any LIBOR Balance on a day other than the last day of the Interest Period related thereto, any loss, cost or expense incurred by Payee in redepositing such principal amount, including the sum of
(i) the interest which, but for such payment, Payee would have earned in respect of such principal amount so paid, for the remainder of the Interest Period applicable to such sum, reduced, if Payee is able to redeposit such principal amount so paid for the balance of such Interest Period, by the





REVOLVING CREDIT NOTE - Page 1
interest earned by Payee as a result of so redepositing such principal amount plus (ii) any expense or penalty incurred by Payee on redepositing such principal amount.

         "Consolidated Entities" is defined in the Loan Agreement.

         "Contract Rate" means a rate of interest based upon the LIBOR Rate or the Floating Base Rate in effect at any time pursuant to an Interest Notice.

         "Debt Coverage Ratio" is as defined in the Loan Agreement.

         "Dollars" and the sign "US$" mean lawful currency of the United States of America.

         "Eligible Accounts" is defined in the Loan Agreement.

         "Event of Default" is defined in the Loan Agreement.

         "Excess Interest Amount" means, on any date, the amount by which (i) the amount of all interest which would have accrued prior to such date on the principal of this Note (had the applicable Contract Rate at all times been in effect without limitation by the Maximum Rate) exceeds (ii) the aggregate amount of interest actually received by Payee on this Note on or prior to such date.

         "Extended Maturity Date" means December 15, 2000.

         "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, and if such rate is not so published for any Business Day, the average of the quotations for the day of such transactions received by Payee from three (3) federal funds brokers of recognized standing selected by Payee.

         "Floating Base Rate" means the greater of (i) the rate of interest publicly announced by Payee from time to time as its prime rate of interest or
(ii) the Federal Funds Effective Rate plus one-half of one percent (.5%). Such rate of interest is a fluctuating rate and may or may not at any time be the best or lowest rate charged by Payee on any loan.

         "Floating Base Rate Balance" means that portion of the principal balance of this Note bearing interest at a rate based upon the Floating Base Rate.

         "Interbank Offered Rate" means, with respect to each LIBOR Interest Period, the rate of interest per annum determined by Payee (in accordance with its customary general practice) to be the per annum rate at which deposits in immediately available funds in Dollars are offered (at approximately 9:00 A.M. Dallas, Texas time) two (2) LIBOR Business Days prior to the first day of such LIBOR Interest Period) by Payee to first class banks in the interbank LIBOR market for delivery on the first day of such LIBOR Interest Period, such deposits being for a period of time





REVOLVING CREDIT NOTE - Page 2
equal or comparable to such LIBOR Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Balance to which such LIBOR Interest Period relates.

         "Interest Notice" means the written notice given by Maker to Payee of the Interest Options selected hereunder, the form of which is attached as EXHIBIT G to the Loan Agreement. Each Interest Notice shall specify the Interest Option selected, the amount of the unpaid principal balance of this Note to bear interest at the rate selected and, if the LIBOR Rate is specified, the length of the LIBOR Interest Period.

         "Interest Option" is defined in PARAGRAPH 6 hereof.

         "Interest Payment Date" means, (i) in the case of any Floating Base Rate Balance, (a) (I) on or before the Revolving Commitment Termination Date, the last day of each calendar month of Maker during the term hereof, commencing October 30, 1997 and (II) after the Revolving Commitment Termination Date, the last day of each calendar quarter of Maker during the term hereof, commencing December 31, 1998, and (b) at the Maturity Date, unless sooner matured or terminated pursuant to the terms hereof, and (ii) in the case of any LIBOR Balance, (a) (I) on or before the Revolving Commitment Termination Date, the last day of each calendar month of Maker during the term hereof, commencing October 30, 1997, and (II) after the Revolving Commitment Termination Date, the last day of each calendar quarter of Maker during the term hereof, commencing December 31, 1998, (b) the last day of the corresponding LIBOR Interest Period with respect to such LIBOR Balance and (c) at the Maturity Date, unless sooner matured or terminated pursuant to the terms hereof.

         "LIBOR Balance" means any principal balance of this Note which, pursuant to an Interest Notice, bears interest at a rate based upon the LIBOR Rate for the LIBOR Interest Period specified in such Interest Notice.

         "LIBOR Business Day" means a day on which dealings in Dollars are carried out in the LIBOR interbank market.

         "LIBOR Interest Period" means, with respect to any LIBOR Balance, a period commencing: (i) on any date upon which, pursuant to an Interest Notice, the principal amount of such LIBOR Balance begins to accrue interest at the LIBOR Rate, or (ii) on the last day of the immediately preceding LIBOR Interest Period in the case of a rollover to a successive LIBOR Interest Period and ending 30, 60, 90 or 180 days thereafter as Maker shall elect in accordance with the provisions hereof; provided, that: (A) any LIBOR Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding LIBOR Business Day; and (B) any LIBOR Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall, subject to clauses (C) below and (A) above, end on the last LIBOR Business Day of a calendar month; (C) any LIBOR Interest Period which would otherwise end after the Maturity Date, shall end on the Maturity Date and





REVOLVING CREDIT NOTE - Page 3

(D) no LIBOR Interest Period may extend beyond a date on which Borrower is required to make a scheduled payment of principal of this Note unless the aggregate Floating Base Rate Balance equals or exceeds the principal amount required to be paid on this Note on such date.

         "LIBOR Rate" means, with respect to each LIBOR Interest Period, on any day thereof the quotient of (i) the Interbank Offered Rate with respect to such LIBOR Interest Period, divided by (ii) the remainder of 1.0 minus the LIBOR Reserve Requirement in effect on such day.

         "LIBOR Reserve Requirement" means, on any day, that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) for determining the reserve requirements (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation.

         "Loan Agreement" means that certain Loan Agreement dated September 29, 1995 between Maker and Payee, as amended by various amendments to the Loan Agreement, including specifically, but without limitation, that certain Fifth Amendment to Loan Agreement, dated the date hereof between Maker and Payee as the same may be further amended, restated or supplemented from time to time.

         "Loan Documents" is defined in the Loan Agreement.

         "Maturity Date" means the Original Maturity Date and the Extended Maturity Date, as applicable.

         "Maximum Rate", as used herein, means, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note under the laws which are presently in effect of the United States and the State of Texas applicable to such holder and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent that the TEXAS FINANCE CODE, Chapter 303, as amended (the "Act"), is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate under the Act pursuant to the "applicable weekly ceiling," from time to time in effect, as referred to and defined in Section
303.301 of the Act; subject, however, to the limitations on such applicable ceiling referred to and defined in Section 303.305 of the Act, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate. Chapter 346 of the TEXAS FINANCE CODE, shall not apply to the loans evidenced hereby.

         "Original Maturity Date" means December 15, 1998.





REVOLVING CREDIT NOTE - Page 4

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Revolving Commitment Termination Date" is defined in the Loan
Agreement.

         "Term Balance" means the lesser of (i) the amount of principal outstanding under this Note as of the Revolving Commitment Termination Date, or
(ii) eighty percent (80%) of the Maker's Eligible Accounts existing on the Revolving Commitment Termination Date.

         2. Payments of Interest, Principal. Interest on the unpaid principal balance of this Note shall be due and payable on each Interest Payment Date as it accrues. If on the Revolving Commitment Termination Date, the Debt Coverage Ratio for the quarter ending on the last day of the calendar quarter of the Consolidated Entities immediately preceding the Revolving Commitment Termination Date is greater than or equal to 1.50 to 1.00, the unpaid principal balance of this Note, together with any outstanding interest, shall be due and payable on the Original Maturity Date. If on the Revolving Commitment Termination Date, the Debt Coverage Ratio for the quarter ending on the last day of the calendar quarter of the Consolidated Entities immediately preceding the Revolving Commitment Termination Date, is less than 1.50 to 1.00,
(a) the Term Balance shall be divided by eight (8) (the quotient obtained by such computation is herein referred to as the "Amortized Payment Amount") and beginning the first December 31 immediately following the Revolving Commitment Termination Date, Maker shall make equal quarterly installments of principal on the last day of each calendar quarter in an amount equal to the Amortized Payment Amount, (b) the amount of principal outstanding in excess of the Term Balance, together with any outstanding interest thereon, shall be due and payable on the Revolving Commitment Termination Date, and (c) the remaining unpaid principal balance of this Note, together with any outstanding interest shall be due and payable on the Extended Maturity Date.

         3.      Rates of Interest.

         Until maturity of this Note, (a) the unpaid principal of the Floating Base Rate Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Floating Base Rate in effect from day to day or (ii) the Maximum Rate, and (b) the unpaid principal of each LIBOR Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the LIBOR Rate for the LIBOR Interest Period in effect with respect to such LIBOR Balance, plus the Applicable LIBOR Margin, or
(ii) the Maximum Rate. Each change in the interest rate applicable to a Floating Base Rate Balance shall become effective without prior notice to Maker automatically as of the opening of business on the date of such change in the Floating Base Rate. Each determination by Payee of the LIBOR Rate shall, in the absence of manifest error, be conclusive and binding. Interest on this Note with respect to Floating Base Rate Balance shall be calculated on the basis of the actual days elapsed in a year consisting of 365 days. Interest on this Note with respect to each LIBOR Balance shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days, unless such calculation shall cause the interest on this Note to exceed the Maximum Rate, in which case the





REVOLVING CREDIT NOTE - Page 5
interest on this Note shall be calculated on the basis of the actual days elapsed in a year consisting of 365 days.

         4. Interest Recapture. If on each Interest Payment Date or any other date on which interest payments are required hereunder, Payee does not receive interest on this Note computed at the Contract Rate because such Contract Rate exceeds or has exceeded the Maximum Rate, then Maker shall, upon the written demand of Payee, pay to Payee in addition to the interest otherwise required to be paid hereunder, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of such later Interest Payment Date), provided that Maker shall not be required to pay any interest in excess of the Maximum Rate.

         5. Interest on Past Due Amounts. All past due principal and, to the extent permitted by applicable law, interest upon this Note shall bear interest at the Maximum Rate, or if no Maximum Rate is established by applicable law, then at the rate per annum which shall from day-to-day be equal to four percent (4.0%) in excess of the Floating Base Rate.

         6. Interest Option. Subject to the provisions hereof, Maker shall have the option (an "Interest Option") of having designated portions of the unpaid principal balance hereof bear interest at a rate based upon the LIBOR Rate or Floating Base Rate as provided in PARAGRAPH 3 hereof; provided, however, that in the case of the selection of the LIBOR Rate, (i) the LIBOR Balance for a particular LIBOR Interest Period shall not be less than $100,000, and (ii) only three (3) LIBOR Interest Periods shall be in effect at any one time. The option of Maker to have designated portions of the principal of this Note bear interest at a rate based upon either the LIBOR Rate or Floating Base Rate shall be exercised in the manner provided below:

                 (a) At Time of Borrowing. On the date of any advance hereunder (or in the case of a designation of a portion of the principal balance to bear interest at a LIBOR Rate, three (3) Business Days prior to the date of any advance hereunder), Maker shall give Payee an Interest Notice indicating the initial Interest Option selected with respect to the principal balance of this Note.

                 (b)      At Expiration of Interest Periods.  At least three
(3) Business Days prior to the termination of any LIBOR Interest Period, Maker shall give Payee an Interest Notice indicating the Interest Option to be applicable to the corresponding LIBOR Balance upon the expiration of such LIBOR Interest Period. If the required Interest Notice shall not have been timely received by Payee prior to the expiration of the then-relevant LIBOR Interest Period, Maker shall be deemed to have selected a rate based upon the Floating Base Rate to be applicable to such LIBOR Balance upon the expiration of such LIBOR Interest Period and to have given Payee notice of such selection.

                 (c) Conversion From Floating Base Rate. During any period in which any portion of the principal balance hereof bears interest at a rate based upon the Floating Base Rate, Maker shall have the right, on any Business Day (the "Conversion Date"), to convert all or a portion of such principal amount from the Floating Base Rate Balance to a LIBOR Balance by





REVOLVING CREDIT NOTE - Page 6
giving Payee an Interest Notice of such selection at least three (3) Business Days prior to such Conversion Date.

         7.      Special Provisions For LIBOR Pricing

                 (a) Inadequacy of LIBOR Loan Pricing. If Payee determines that, by reason of circumstances affecting the interbank LIBOR market generally, deposits in Dollars (in the applicable amounts) are not being offered to Payee in the interbank LIBOR market for such LIBOR Interest Period, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Payee of making or maintaining a LIBOR Balance for the applicable LIBOR Interest Period, Payee shall forthwith give notice thereof to Maker, whereupon until Payee notifies Maker that the circumstances giving rise to such suspension no longer exist, (i) the right of Maker to select an Interest Option based upon the LIBOR Rate shall be suspended, and (ii) Maker shall covert each LIBOR Balance into the Floating Base Rate Balance in accordance with the provisions hereof on the last day of the then-current LIBOR Interest Period applicable to such LIBOR Balance.

                 (b) Illegality. If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Payee with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Payee to make or maintain a LIBOR Balance, Payee shall so notify Maker. Upon receipt of such notice, Maker shall convert such LIBOR Balance into the Floating Base Rate Balance, on either (i) the last day of the then-current LIBOR Interest Period applicable to such LIBOR Balance if Payee may lawfully continue to maintain and fund such LIBOR Balance to such day, or (ii) immediately, if Payee may not lawfully continue to maintain such LIBOR Balance to such day.

                 (c)      Increased Costs for LIBOR Balances.  If

                          (i)     (A) the adoption of any applicable law, rule
or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Payee with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall subject Payee to any tax (including without limitation any United States interest equalization or similar tax, however named), duty or other charge with respect to the LIBOR Balances, this Note or Payee's obligation to compute interest on the principal balance of this Note at a rate based upon the LIBOR Rate, or shall change the basis of taxation of payments to Payee of the principal of or interest on the LIBOR Balances or any other amounts due under this Note in respect of the LIBOR Balances or Payee's obligation to compute the interest on the balance of this Note at a rate based upon the LIBOR Rate (except for changes in the rate of the tax on the overall net income of Payee imposed by the jurisdiction in which Payee's principal executive office is located); or





REVOLVING CREDIT NOTE - Page 7

                          (B)     any governmental authority, central bank or
other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding any reserve requirement included in the LIBOR Reserve Requirement of Payee), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Payee, or shall impose on Payee (or its LIBOR lending office) or the interbank LIBOR market any other condition affecting a LIBOR Balance, this Note or Payee's obligation to compute the interest on the balance of this Note at a rate based upon the LIBOR Rate; and

                          (ii)    the result of any of the foregoing is to
increase the cost to Payee of maintaining a LIBOR Balance, or to reduce the amount of any sum received or receivable by Payee under this Note by an amount deemed by Payee to be material, then upon demand by Payee, Maker shall pay to Payee such additional amount or amounts as will compensate Payee for such increased cost or reduction. Payee will promptly notify Maker of any event of which it has knowledge, occurring after the date hereof, which will entitle Payee to compensation pursuant to this paragraph. A certificate of Payee claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to Payee hereunder shall be conclusive in the absence of manifest error.

                 (d) Effect on Balances. If notice has been given requiring a LIBOR Balance to be repaid or converted, then unless and until Payee notifies Maker that the circumstances giving rise to such repayment no longer apply, the Interest Option shall be a rate based upon the Floating Base Rate. If Payee notifies Maker that the circumstances giving rise to such repayment no longer apply, Maker may thereafter select a rate based upon the LIBOR Rate in accordance with the terms of this Note.

         8. Extension, Place and Application of Payments. Subject to the terms of the definition of LIBOR Interest Period, should the principal of, or any interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension, provided, however, that if the maturity of this Note on the Maturity Date or on an earlier date due to an acceleration pursuant to PARAGRAPH 13 hereof is on a day other than a Business Day, all outstanding principal and interest shall be due and payable on the immediately preceding Business Day. All payments of principal of, and interest on, this Note shall be made by Maker to Payee at Payee's principal banking office in Dallas, Texas in federal or other immediately available funds. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal.

         9. Prepayments; Consequential Loss. Any prepayment made hereunder shall be made together with interest accrued through the date of such prepayment. Prepayments shall be applied first, to the Floating Base Rate Balance together with interest accrued thereon, and second to LIBOR Balances, together with the interest accrued thereon and Consequential Loss, if any. If any portion of the principal hereof is bearing interest at a rate based upon the LIBOR Rate and Maker makes any payment of principal on this Note in an amount in excess of the Floating Base





REVOLVING CREDIT NOTE - Page 8

Rate Balance, Maker shall reimburse Payee on demand for the Consequential Loss incurred by Payee as a result of the timing of such payment. Reference is made to the Loan Agreement which, among other things, contains provisions regarding optional and mandatory prepayments.

         10. Notices. All notices required or permitted hereunder shall be in writing, and given in the manner and addressed to the Maker and Payee at the addresses set forth in the Loan Agreement, or at such other address as such party may from time to time designate by written notice to the other.

         11. Legal Fees. If this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection including, but not limited to, court costs and attorneys' fees.

         12. Waivers. Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest, intention to accelerate, acceleration and non-payment, or other notice of default, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

         No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

         13. Acceleration. Upon the occurrence of any Event of Default, the holder hereof may, at its option, declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable, without notice of any kind as provided in PARAGRAPH 12 hereof.

         14. Spreading. Any provision herein, or in any document securing this Note, or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Payee nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question. If any construction of this Note or any document securing this Note, or any and all other papers, agreements or commitments, indicate a different right given to Payee or any holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or





REVOLVING CREDIT NOTE - Page 9
wording which this clause shall override and control, it being the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with applicable law and proper adjustments shall automatically be made accordingly. In the event that Payee or any holder hereof ever receives, collects or applies as interest, any sum in excess of the Maximum Rate, if any, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, if any, Maker and Payee or any holder hereof shall, to the maximum extent permitted under applicable law: (i) characterize any nonprincipal payment as an expense or fee rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) "spread" the total amount of interest throughout the entire term of this Note; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Payee or any holder hereof under this Note at the time in question.

         15. CHOICE OF LAW. THIS NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED IN THE STATE OF TEXAS. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY TO THE TERMS HEREOF, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS NOTE, WITHOUT REGARDS TO THE PRINCIPLES OF CONFLICTS OF LAW. IN THE EVENT OF A DISPUTE INVOLVING THIS NOTE OR ANY OTHER INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, THE UNDERSIGNED IRREVOCABLY AGREES THAT VENUE FOR SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.

         16. Loan Agreement. This Note is executed in connection with the Loan Agreement, and the holder hereof is entitled to all the benefits provided therein and in the other Loan Documents.

         17. Amendment and Restatement. This Note is a modification, amendment and restatement, and not a novation or extinguishment, of that certain Revolving Credit Note (the "Prior Note") dated September 29, 1995, executed by Maker and payable to the order of Payee, in the original principal amount of $11,000,000. All rights, titles, liens and security interests securing the Prior Note are preserved, maintained and carried forward to secure this Note.

         18. NOTICE OF FINAL AGREEMENT. THIS WRITTEN REVOLVING CREDIT NOTE AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,




REVOLVING CREDIT NOTE - Page 10

CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                  HORIZON HEALTH CORPORATION,
                                  formerly known as
                                  HORIZON MENTAL HEALTH
                                  MANAGEMENT, INC., a Delaware
                                  corporation


                                  By: /s/ JAMES W. MCATEE
                                      -----------------------------------
                                      James W. McAtee
                                      Executive Vice President and Secretary

                                  HORIZON MENTAL HEALTH
                                  MANAGEMENT, INC., a Texas
                                  corporation

                                  By: /s/ JAMES W. MCATEE
                                      -----------------------------------
                                      James W. McAtee
                                      Senior Vice President and Secretary

                                  MENTAL HEALTH OUTCOMES, INC., a
                                  Delaware corporation

                                  By: /s/ JAMES W. MCATEE
                                      -----------------------------------
                                      James W. McAtee
                                      Executive Vice President, Secretary
                                      and Treasurer





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